Exhibit 99.1

                            Explanation of Responses

(2) Prior to the transaction reported by this Form 4, (i) Warburg Pincus Private Equity VIII, L.P. ("WPVIII") was the direct record owner of 7,371,107 shares of Polypore International, Inc. Common Stock (Common Stock") and (ii) by virtue of its position as one of two managing members of PP Holding, LLC, WPVIII may have been deemed to be the beneficial owner of an additional 10,442,132 shares of Common Stock.

Following the transaction reported herein, WPVIII is the direct record holder of 5,375,854 shares of Common Stock and may be deemed to be the beneficial owner of an additional 10,442,132 shares of Common Stock of which PP Holding, LLC is the direct record holder.

The sole general partner of WPVIII is Warburg Pincus Partners, LLC, a New York limited liability company ("WPP LLC"). Warburg Pincus & Co., a New York general partnership ("WP"), is the sole member of WPP LLC. Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WPVIII. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. The members of WP LLC are substantially the same as the partners of WP. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, WP, WP LLC, WPP LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of Common Stock held by WPVIII. Each of WP, WP LLC, WPP LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of all shares of Common Stock except to the extent of any indirect pecuniary interest therein.